Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated July 28, 2021)	Registration No. 333-258075

Holley Inc.

109,257,218 Shares of Common Stock

Up to 6,333,334 Shares of Common Stock Issuable Upon Exercise of the Warrants

Up to 6,333,334 Warrants

This prospectus supplement no. 2 is being filed to update and supplement information contained in the prospectus dated July 28, 2021 (the “Prospectus”) related to: (1) the issuance by us of up to 6,333,334 shares of our common stock, par value $0.0001 per share, that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share of common stock; and (2) the offer and sale, from time to time, by the selling securityholders identified in the Prospectus, or their permitted transferees, of (i) up to 109,257,218 shares of common stock and (ii) up to 6,333,334 warrants, with the information contained in our Amendment No. 1 to our Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on August 12, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Any document, exhibit or information contained in the Current Report that has been deemed furnished and not filed in accordance with Securities and Exchange Commission rules shall not be included in this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and any prior amendments or supplements thereto and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and our warrants are listed on the New York Stock Exchange under the symbols “HLLY” and “HLLY WS,” respectively. On August 11, 2021, the closing price of our common stock was $11.75 per share and the closing price of our warrants was $2.71 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 17 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 12, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(AMENDMENT No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2021 (July 16, 2021)

HOLLEY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39599	87-1727560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Russellville Road, Bowling Green, KY	42101
(Address of principal executive offices)	(Zip Code)

(270) 495-4081

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	HLLY	New York Stock Exchange
Warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share	HLLY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

This Amendment No. 1 on Form 8-K/A (“Amendment No. 1”) amends the Current Report on Form 8-K of Holley Inc., a Delaware corporation (formerly known as Empower Ltd.) (prior to the Closing Date, “EMPW” and after the Closing Date, “Holley”), filed on July 21, 2021 (the “Original Report”), in which the Company (as defined below) reported, among other events, the completion of the Mergers (as defined in the Original Report) on July 16, 2021 (the “Closing Date”).

In connection with the Closing, the registrant changed its name from Empower Ltd., to Holley Inc. Unless the context otherwise requires, “Holley,” “we,” “us,” “our,” and the “Company” refer to the combined company following the Mergers, together with its subsidiaries, “EMPW” refers to the registrant prior to the closing of the Mergers and “Holley Intermediate” refers to Holley Intermediate Holdings, Inc., together with its subsidiaries, prior to the Mergers.

This Amendment No. 1 includes (i) the unaudited condensed consolidated financial statements of Holley Intermediate as of and for the twenty-six weeks ended June 27, 2021, (ii) Holley Intermediate’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the twenty-six weeks ended June 27, 2021 and June 28, 2020 and (iii) the unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020.

This Amendment No. 1 does not amend any other item of the Original Report or purport to provide an update or a discussion of any developments at the Company or its subsidiaries, including Holley Intermediate, subsequent to the filing date of the Original Report. The information previously reported in or filed with the Original Report is hereby incorporated by reference to this Form 8-K/A.

Item 2.02.	Results of Operations and Financial Condition.

This Amendment No. 1 includes (i) the unaudited condensed consolidated financial statements of Holley Intermediate as of and for the twenty-six weeks ended June 27, 2021 (ii) Holley Intermediate’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the twenty-six weeks ended June 27, 2021 and June 28, 2020, and (iii) the unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020.

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements.

The unaudited condensed consolidated financial statements of Holley Intermediate as of and for the twenty-six weeks ended June 27, 2021, and the related notes thereto are attached as Exhibit 99.1 and are incorporated herein by reference. Also included as Exhibit 99.2 and incorporated herein by reference is Holley Intermediate’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the twenty-six weeks ended June 27, 2021 and June 28, 2020.

(b) Pro forma financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020, and the related notes thereto are attached as Exhibit 99.3 and are incorporated herein by reference.

(d) Exhibits.

Exhibit Index

Exhibit No.	Description

99.1	Unaudited condensed consolidated financial statements of Holley Intermediate as of and for the twenty-six weeks ended June 27, 2021 and the year ended December 31, 2020.

99.2	Holley Intermediate’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.

99.3	Unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLEY INC.

By:	/s/ Dominic Bardos
Name: Dominic Bardos
Title: Chief Financial Officer

Date: August 11, 2021

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